Exhibit 5.1

Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753

March 19, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Griffon Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the filing by Griffon Corporation (the “Registrant”) of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of an additional 300,000 shares of the Registrant’s Common Stock to be issued in connection with the Registrant’s 2006 Equity Incentive Plan, as amended (the “2006 Plan”), in addition to shares previously registered.

As counsel for the Registrant, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

The Board of Directors of the Registrant has reserved an additional 300,000 shares of the Registrant’s Common Stock for issuance under the 2006 Plan. Based on our examination, we are of the opinion that the shares of the Registrant’s Common Stock, when issued pursuant to the 2006 Plan, will be validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement, which constitutes a part thereof, as counsel to the Registrant and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Moomjian, Waite, Wactlar & Coleman, LLP

Moomjian, Waite, Wactlar & Coleman, LLP